EXHIBIT d.3

MVC CAPITAL, INC.

NOTICE TO BROKERS, BANKS AND OTHER NOMINEES

6,146,521 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Stockholders
of MVC Capital, Inc.

      This letter is being distributed to brokers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by MVC Capital, Inc. (the “Fund”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of Common Stock, at the close of business on December 3, 2004 (the “Record Date”). The Rights and Common Stock are described in the Fund’s prospectus dated December 3, 2004 (the “Prospectus”).

      In the Rights Offering, the Fund is offering an aggregate of 6,146,521 shares of its Common Stock, as described in the Prospectus. If there is an over-subscription for shares, the Fund may, at its discretion, elect to offer up to an additional 25% or 1,536,630 shares to honor such subscriptions.

      The Rights will expire, if not exercised, at 5:00 p.m., New York time, on January 3, 2005, unless extended in the sole discretion of the Fund (as it may be extended, the “Expiration Date”).

      For every two (2) Rights held, the holder will be able to subscribe (the “Basic Subscription Rights”) for one (1) share of Common Stock. The subscription price per share (the “Subscription Price”) will be 95% of the Fund’s net asset value (“NAV”) per share on January 3, 2005 (the “Pricing Date”). Because it is not possible to determine the Subscription Price until the Pricing Date, holders exercising their Rights will not know the Subscription Price at the time they exercise the Rights. As a result, the Fund is requiring that holders deliver the estimated subscription price of $           per share (the “Estimated Subscription Price”) in connection with the exercise of their Basic Subscription Rights.

      In addition, Rights holders which exercise their Basic Subscription Rights also will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are offered but not otherwise purchased in the Rights Offering, subject to availability and proration. For the reasons noted above, the Fund is requiring that holders deliver the Estimated Subscription Price in connection with the exercise of their Over-Subscription Right.

      The Rights are evidenced by a subscription certificate (a “Subscription Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one (1) Right for every share of Common Stock owned by such beneficial owner as of the close of business on the Record Date. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights. The Rights are not transferable.

      We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

      Enclosed are copies of the following documents:

1.	Prospectus dated December 3, 2004 and related materials;

2.	A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

3.	A Beneficial Owner Election Form; and

4.	A Notice of Guaranteed Delivery

      Additional copies of the enclosed materials may be obtained from the Information Agent, EquiServe Trust Company, N.A. The Information Agent’s toll-free telephone number is: [*], or you can call Kim Levy or Jamie Tully with Investor Relations at (212) 687-8080.

      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY PERSON AS AN AGENT OF MVC CAPITAL, INC., EQUISERVE TRUST COMPANY, N.A., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.